Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces Leadership Change
and Board Appointments

HOUSTON, Texas – January 20, 2010 – TC PipeLines, LP (Nasdaq: TCLP) (the Partnership) today announced that Russ Girling, Chairman and Chief Executive Officer (CEO) of TC PipeLines GP, Inc., the General Partner of the Partnership, will be resigning his positions with the General Partner effective March 1, 2010 to focus on his role as Chief Operating Officer of TransCanada Corporation.

“Russ has played a significant role in the strategy and growth of the Partnership serving as a director since 1999 and more recently as Chairman and CEO,” said Mark Zimmerman, President of the General Partner. “His leadership has built a strong foundation for continued growth and success for the Partnership.”

Effective March 1, 2010, Greg Lohnes is appointed Chairman of TC PipeLines GP, Inc. and James Baggs is appointed to TC PipeLines GP, Inc.’s Board of Directors. Mark Zimmerman will continue in his role as President and as the principal executive officer of the Partnership, he will be responsible for all management activities previously handled by the CEO.

Mr. Lohnes has served as director of the General Partner since January 2007. His principal occupation is Executive Vice-President and Chief Financial Officer of TransCanada Corporation, a position he has held since June 2006. Prior to June 2006, he was President and Chief Executive Officer of Great Lakes Gas Transmission Company.

Mr. Baggs is currently a Vice President for TransCanada Corporation, responsible for its Operations and Engineering functions across North America. He has been with the company for 21 years.

TC PipeLines, LP has interests in approximately 3,700 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership), North Baja Pipeline, LLC (100 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile pipeline serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. North Baja is an 80-mile natural gas pipeline that extends from Southwestern Arizona to a point on the California/Mexico border and connects with a natural gas pipeline system in Mexico. Tuscarora owns a 240-mile pipeline system that transports natural gas from Oregon, where it interconnectsTransCanada’s Gas Transmission Northwest System, to markets in Oregon, Northern California, and Northwestern Nevada. TC PipeLines, LP is managed by its general partner, TC PipeLinesGP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Media Inquiries:	Cecily Dobson/Terry Cunha	(403) 920-7859 (800) 608-7859
Unitholder and Analyst Inquiries:	Terry Hook	(877) 290-2772 investor_relations@tcpipelineslp.com